UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2006

Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25202	75-2564006
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 West 20th Street
P.O. Box 612787
DFW International Airport, Texas		75261
(Address of principal		(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (972) 456-2200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On November 15, 2006, Kitty Hawk Cargo, Inc., a wholly owned subsidiary of Kitty Hawk, Inc. (the “Company”), entered into a contract with the United States Postal Service (the “USPS”) to manage a daytime air and ground cargo network for the holiday season mail from November 28, 2006 through December 24, 2006 (the “C-NET network”). Based on successful performance of the contract, the total revenue to the Company is estimated to be $29.3 million, which includes the previously reported $10.5 million USPS letter contract authorizing expenditures towards operating the C-NET network, but does not include separate contracts with the USPS to charter seven (7) of the Company’s aircraft to operate in the C-NET network.
The daytime C-NET network will operate through the Company’s Fort Wayne, Indiana sort facility and will be in addition to the Company’s own scheduled overnight air freight network. The C-NET network is anticipated to include, in addition to seven (7) of the Company’s aircraft, approximately 130 trucks procured by the Company, over 200 seasonal employees at the Company’s Fort Wayne, Indiana sort facility and approximately twenty-nine (29) aircraft contracted for by the USPS. The Company is also responsible for the ground handling at all cities that are part of the C-NET network.
The contract provides for minimum payments and agreed upon volumes from the USPS ranging from approximately 250,000 cubic feet of mail per day in weeks one and two to approximately 300,000 cubic feet of mail in weeks three and four. The C-NET network is scheduled to run six (6) days per week for each of the four (4) weeks. The Company is responsible for the complete management of the C-NET network and is subject to performance penalties for inexcusable delays (as defined in the contract) attributed to the Company’s performance.
Statement under the Private Securities Litigation Reform Act:
This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial and operating performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “intends,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause actual results to differ from expectations are: economic conditions; the impact of high fuel prices; our inability to successfully operate the C-NET network which could result in monetary performance penalties imposed by the USPS; our inability to successfully implement and operate our expanded scheduled airport-to-airport expedited ground freight network; our inability to successfully operate and integrate the Air Container Transport operation and to retain their customers; failure of key suppliers and vendors to perform; our inability to attract sufficient customers at economical prices for our expanded ground network; unforeseen increases in liquidity and working capital requirements related to our expanded ground network; potential competitive responses from other operators of nationwide airport-to-airport ground freight networks; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; the Company’s significant lease obligations and indebtedness; the competitive environment and other trends in the Company’s industry; changes in laws and regulations; changes in the Company’s operating costs including fuel; changes in the Company’s business plans; interest rates and the availability of financing;

limitations upon financial and operating flexibility due to the terms of our credit facility; liability and other claims asserted against the Company; labor disputes; the Company’s ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the Company’s business or events described in any forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.

By:	/s/ Steven E. Markhoff

Name:	Steven E. Markhoff
Title:	Corporate Secretary
Date: November 21, 2006